For Immediate Release


Contact: Ellen Glickman    (212) 272-8188


                         THE BEAR STEARNS COMPANIES INC.
                           DECLARES 5% STOCK DIVIDEND;
                             DECLARES CASH DIVIDENDS

NEW YORK, January 20, 1999 -- The Bear Stearns Companies Inc. (NYSE: BSC) today announced a 5% stock dividend on its outstanding shares of common stock. In addition, the company also announced its regular quarterly cash dividends on its outstanding shares of common stock, adjustable rate cumulative preferred stock, 6.15% cumulative preferred stock, 5.72% cumulative preferred stock, and 5.49% cumulative preferred stock.

5% Stock Dividend Declared

The Board of Directors declared a 5% stock dividend on the outstanding shares of common stock to be distributed February 26, 1999 to shareholders of record on February 12, 1999. The quarterly cash dividend declared today will be paid in respect of shares of common stock outstanding on February 12, 1999, and consequently will not be paid on the newly issued shares.

Giving effect to the 5% stock dividend, earnings per share for the second quarter of fiscal 1999 were 84 cents versus $1.06 for the same quarter last year; earnings per share for the first six months were $1.22 versus $2.11 for the comparable period a year ago; and book value as of December 31, 1998 was $23.69 per share.



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Quarterly Cash Dividends Declared



The Board of Directors declared a regular quarterly cash dividend of 15 cents per share on the outstanding shares of the company's common stock, payable February 26, 1999 to shareholders of record on February 12, 1999. The board also declared a quarterly cash dividend of 68.75 cents per share on the outstanding shares of adjustable rate cumulative preferred stock, payable April 15, 1999 to shareholders of record on March 31, 1999. In addition, other regular dividends declared by the Board of Directors include: (i) a cash dividend of $3.075 per share on the outstanding shares of 6.15% cumulative preferred stock, which is equivalent to 76.875 cents per related depositary share; (ii) a cash dividend of $2.86 per share on the outstanding shares of 5.72% cumulative preferred stock, which is equivalent to 71.50 cents per related depositary share; and (iii) a cash dividend of $2.745 per share on the outstanding shares of 5.49% cumulative preferred stock, which is equivalent to 68.625 cents per related depositary share, all payable April 15, 1999 to shareholders of record on March 31, 1999.

The Bear Stearns Companies Inc., with $18.9 billion in total capital, is the parent company of Bear, Stearns & Co. Inc., a leading investment banking and securities trading and brokerage firm serving governments, corporations, institutions and individuals worldwide. The company's business includes corporate finance and mergers and acquisitions, institutional equities and fixed income sales and trading, private client services, derivatives, foreign exchange and futures sales and trading, asset management and custody services. Through Bear, Stearns Securities Corp., it offers professional and correspondent clearing, including securities lending. Headquartered in New York City, the company has over 9,500 employees located in domestic offices in Atlanta, Boston, Chicago, Dallas, Los Angeles and San Francisco; and an international presence in Beijing, Buenos Aires, Dublin, Hong Kong, London, Lugano, Sao Paulo, Shanghai, Singapore and Tokyo. For additional information about Bear Stearns, please visit our website at http://www.bearstearns.com.